Exhibit 99.1

HERSHEY ANNOUNCES FIRST QUARTER RESULTS
● Net sales increase 2.4%, including a 0.8 point negative impact from foreign currency exchange rates
● Earnings per share-diluted of $1.11 as reported and $1.15 adjusted
● Outlook for 2014 net sales and adjusted earnings per share-diluted reaffirmed:
- Full-year net sales expected to increase 5-7%, driven primarily by volume
- Reported earnings per share-diluted expected to be $3.99 to $4.08
- Adjusted earnings per share-diluted expected to increase 9-11% and be in the
  $4.05 to $4.13 range

HERSHEY, Pa., April 24, 2014 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended March 30, 2014. Consolidated net sales were $1,871,813,000 compared with $1,827,426,000 for the first quarter of 2013. Reported net income for the first quarter of 2014 was $252,495,000 or $1.11 per share-diluted, compared with $241,906,000 or $1.06 per share-diluted for the comparable period of 2013.
“The profile of Hershey’s results for the first quarter was slightly below our expectations,” said John P. Bilbrey, President and Chief Executive Officer, The Hershey Company. “Given U.S. Brookside distribution gains in the year ago period, the timing of our more meaningful innovation later this year, and softness in Latin America, first quarter organic net sales growth was pressured. Additionally, U.S. retail trends varied and were impacted by lower consumer trips in the instant consumable channels and irregular purchasing patterns within the traditional food and mass channels. However, towards the end of the first quarter, consumer trends began to normalize and, while preliminary, April Nielsen data indicates a good sell through for the Easter season and a sequential improvement in non-seasonal candy.
“During the first quarter we also made solid progress against the initiatives we discussed earlier this year, giving us confidence Hershey will deliver on its 2014 expectations of 5 to 7 percent net sales growth, including the impact of foreign currency exchange rates, and a 9 to 11 percent increase in adjusted earnings per share-diluted. Net sales are expected to accelerate over the remainder of the year driven by core brands and innovation as well as the necessary amount of advertising and related consumer marketing. Specifically, our new product pipeline is robust. In the U.S., York Minis and Hershey’s Spreads instant consumable items launch in late May and Ice Breakers Cool Blasts Chews and Brookside Crunchy Clusters are expected to ship in the third quarter. In key international markets we will continue to build on Hershey’s chocolates and Hershey’s Kisses momentum and will begin a broader rollout of Reese’s Peanut Butter Cups in the second half of the year.”
As described in the Note below, for the first quarter of 2014, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $13.4 million or $0.04 per share-diluted. These charges included $3.0 million or $0.01 per share-diluted related to the Project Next Century program, net acquisition and transaction costs primarily associated with Shanghai Golden Monkey of $11.0 million or $0.03 per share-diluted, and non-service-related pension income (NSRPI) of $0.6 million. Reported gross margin of 46.6 percent increased 10 basis points versus last year while reported income before interest and income taxes (EBIT) increased 3.0 percent, generating EBIT margin of 21.6 percent, an increase of 20 basis points versus 2013. For the first quarter of 2013, results included pre-tax charges for Project Next Century of $7.0 million, or $0.02 per share-diluted, non-service-related pension expense (NSRPE) of $2.8 million or $0.01 per share-diluted, and acquisition and integration costs of $0.8 million. Adjusted net income, which excludes these net charges, was $259,975,000 or $1.15 per share-diluted in the first quarter of 2014, compared with $248,468,000 or $1.09 per share-diluted in the first quarter of 2013, an increase of 5.5 percent in adjusted earnings per share-diluted.
In 2014, the company expects reported earnings per share-diluted of $3.99 to $4.08 including net GAAP charges of approximately $18 million to $20 million or $0.05 to $0.06 per share-diluted. This projection, prepared in accordance with GAAP, assumes net business realignment charges related to Project Next Century of $0.01 to $0.02 per share-diluted and NSRPI of $0.01 to $0.02 per share-diluted. Net acquisition and transaction costs, primarily associated with Shanghai Golden Monkey, are expected to be $0.05 to $0.06 per share-diluted, $0.03 greater than the previous estimate, due to the first quarter impact of losses from foreign currency exchange contracts used to cap the acquisition price as denominated in U.S. dollars. Despite the impact of these charges in 2014, reported gross margin is expected to increase around 30 basis points.

First Quarter Performance
First quarter net sales increased 2.4 percent, less than the company’s forecast, primarily due to the aforementioned U.S. retail trends and expected declines in Latin America. The company's business in Mexico was impacted by macroeconomic challenges and new tax legislation on certain food products while Brazil was off due to volume elasticity related to a price increase. Volume was a 3.2 point benefit in the quarter and foreign currency exchange rates a 0.8 point headwind.
Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12 weeks ended March 22, 2014, excluding the impact of Easter seasonal activity in the year ago and current periods, increased 1.4 percent in the expanded all outlet combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90 percent of the company’s U.S. retail business. Hershey’s U.S. CMG market share, including Easter seasonal activity in the year ago and current periods, declined 0.1 points. Hershey’s first quarter market share within the U.S. non-chocolate candy, mint and gum categories increased. However, this was offset by an expected decline in chocolate market share given the timing of new product launches and related advertising and consumer marketing.
Adjusted gross margin declined 10 basis points in the quarter as input cost inflation and international sales mix more than offset supply chain productivity and cost savings initiatives. Selling, marketing and administrative (SM&A) expenses, excluding advertising and related consumer marketing, increased about 4 percent in the first quarter, less than the estimate of a low double-digit percentage increase, primarily due to timing. In the first quarter, advertising and related consumer marketing expense declined about 3 percent but is expected to increase over the remainder of the year in support of new product launches and core brands in both U.S. and key international markets. As a result, adjusted EBIT increased 30 basis points versus last year, generating adjusted EBIT margin of 22.3 percent.

Outlook
The company continues to expect 2014 net sales growth of 5 to 7 percent, including the impact of foreign currency exchange rates. Net sales will be driven primarily by core brand volume growth as well as innovation such as York Minis, Hershey’s Spreads, Lancaster Soft Crèmes Caramels and Brookside Crunchy Clusters in the U.S., Hershey’s Kisses Deluxe in China and the broader rollout of Reese’s Peanut Butter Cups in Mexico, Brazil and China in the second half of the year.
As stated in January, gross margin is expected to increase in 2014, driven by productivity and cost savings initiatives and sales mix. However, given the continued volatility in the commodity markets, primarily dairy, the company now expects full-year adjusted gross margin expansion of around 20 basis points, versus a previous estimate of around 50 basis points. Advertising and related consumer marketing expense is expected to increase mid single-digits on a percentage basis versus last year, slightly less than our previous estimate. This change does not impact advertising spending on core brands, but instead reflects decisions of a return-on-investment analysis on non-scale brands. SM&A expenses, excluding advertising and related consumer marketing, will increase in 2014, building on the investments in go-to-market capabilities established over the last few years as well as consumer knowledge-based projects related to the Insights Driven Performance initiative. As a result, the company continues to anticipate adjusted earnings per share-diluted growth for the full year to be in the 9 to 11 percent range.
“As we look ahead to the balance of 2014, plans are in place to deliver on our sales and earnings objectives. U.S. retail takeaway on our seasonal and non-seasonal business continues to improve and we will build on our momentum. Combined with the upcoming new product launches and greater levels of advertising and consumer marketing, we expect that net sales and earnings will build throughout the year,” Bilbrey concluded.
The aforementioned outlook excludes estimated operating results for Shanghai Golden Monkey. Completion of the acquisition is expected to occur in the second quarter of 2014, subject to necessary government and regulatory approvals and satisfaction of other conditions. Upon completion, and excluding integration and transition costs, the company expects the acquisition to be slightly accretive on an adjusted basis in 2014.

Note: In this release, Hershey references income measures that are not in accordance with U.S. generally accepted accounting principles because they exclude business realignment charges, business acquisition closing and integration costs, NSRPE and NSRPI. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of referenced items in this release to non-GAAP financial measures, which exclude business realignment charges, NSRPE, NSRPI and acquisition closing and integration costs, to their nearest comparable GAAP financial measure as presented in the Consolidated Statement of Income, is provided below.

	First Quarter Ended
	March 30, 2014		March 31, 2013
In thousands except per share amounts (unaudited)	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$871,490	46.6%	$849,337	46.5%
Project Next Century charges included in cost of sales	101		127
(NSRPI) NSRPE included in cost of sales	(766)		1,357
Acquisition costs included in cost of sales	—		253
Adjusted non-GAAP Gross Profit/Gross Margin	$870,825	46.5%	$851,074	46.6%

EBIT/EBIT Margin	$403,606	21.6%	$391,817	21.4%
(Benefit) Charges included in cost of sales	(665)		1,737
Project Next Century charges included in SM&A	—		6
NSRPE included in SM&A	143		1,491
Acquisition costs included in SM&A	11,089		493
Business realignment charges, net	2,925		6,851
Adjusted non-GAAP EBIT/EBIT Margin	$417,098	22.3%	$402,395	22.0%

Net Income/Net Margin	$252,495	13.5%	$241,906	13.2%
(Benefit) Charges included in cost of sales	(665)		1,737
Charges included in SM&A	11,232		1,990
Business realignment charges, net	2,925		6,851
Benefit included in interest expense	(114)		—
Tax impact of charges	(5,898)		(4,016)
Adjusted non-GAAP Net Income/Net Margin	$259,975	13.9%	$248,468	13.6%

EPS - Diluted	$1.11		$1.06
Charges included in SM&A	0.03		0.01
Business realignment charges, net	0.01		0.02
Adjusted non-GAAP EPS - Diluted	$1.15		$1.09

In 2013, the company recorded total GAAP charges of $19.0 million, or $0.05 per share-diluted, attributable to Project Next Century and $10.9 million, or $0.03 per share-diluted, of NSRPE. Acquisition and integration costs, primarily related to Shanghai Golden Monkey, were $4.1 million, or $0.03 per share-diluted.
In 2014, the company expects to record net GAAP charges of about $18 million to $20 million, or $0.05 to $0.06 per share-diluted. Charges associated with the Project Next Century program are expected to be $0.01 to $0.02 per share-diluted while NSRPI is expected to be $0.01 to $0.02 per share-diluted. Net acquisition and transaction costs, primarily related to Shanghai Golden Monkey, are expected to be $0.05 to $0.06 per share-diluted.
Below is a reconciliation of earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2013	2014 (Projected)
Reported EPS - Diluted	$3.61	$3.99 - $4.08
Acquisition, Integration and Transaction Charges	0.03	0.05 - 0.06
Business Realignment Charges	0.05	0.01 - 0.02
NSRPE	0.03	--
NSRPI	--	(0.01) - (0.02)
Adjusted EPS - Diluted	$3.72	$4.05 - $4.13

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2013. All information in this press release is as of April 24, 2014. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

Live Webcast
As previously announced, the company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be webcast live via Hershey’s corporate website, www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.
# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Jeff Beckman	717-534-8090

The Hershey Company
Summary of Consolidated Statements of Income
for the three months ended March 30, 2014 and March 31, 2013
(unaudited) (in thousands except per share amounts)

			First Quarter
			2014	2013

Net Sales			$1,871,813	$1,827,426

Costs and Expenses:
Cost of Sales			1,000,323	978,089
Selling, Marketing and Administrative			464,959	450,669
Business Realignment and Impairment Charges, net			2,925	6,851

Total Costs and Expenses			1,468,207	1,435,609

Income Before Interest and Income Taxes (EBIT)			403,606	391,817
Interest Expense, net			21,285	23,633

Income Before Income Taxes			382,321	368,184
Provision for Income Taxes			129,826	126,278

Net Income			$252,495	$241,906

Net Income Per Share	- Basic	- Common	$1.16	$1.11
	- Basic	- Class B	$1.04	$1.00
	- Diluted	- Common	$1.11	$1.06

Shares Outstanding	- Basic	- Common	163,593	163,776
	- Basic	- Class B	60,620	60,629
	- Diluted	- Common	227,046	227,706

Key Margins:
Gross Margin			46.6%	46.5%
EBIT Margin			21.6%	21.4%
Net Margin			13.5%	13.2%

The Hershey Company
Consolidated Balance Sheets
as of March 30, 2014 and December 31, 2013
(unaudited) (in thousands of dollars)

Assets	2014	2013
Cash and Cash Equivalents	$1,006,096	$1,118,508
Accounts Receivable - Trade (Net)	620,493	477,912
Deferred Income Taxes	46,610	52,511
Inventories	678,755	659,541
Prepaid Expenses and Other	193,020	178,862

Total Current Assets	2,544,974	2,487,334

Net Plant and Property	1,909,323	1,805,345
Goodwill	572,288	576,561
Other Intangibles	189,537	195,244
Deferred Income Taxes	—	—
Other Assets	212,724	293,004

Total Assets	$5,428,846	$5,357,488

Liabilities and Stockholders' Equity

Loans Payable	$182,982	$166,875
Accounts Payable	465,162	461,514
Accrued Liabilities	623,841	699,722
Taxes Payable	172,460	79,911

Total Current Liabilities	1,444,445	1,408,022

Long-Term Debt	1,793,500	1,795,142
Other Long-Term Liabilities	424,814	434,068
Deferred Income Taxes	97,024	104,204

Total Liabilities	3,759,783	3,741,436

Total Stockholders' Equity	1,669,063	1,616,052

Total Liabilities and Stockholders' Equity	$5,428,846	$5,357,488